UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM S-8
Registration Statement
under The Securities Act of 1933

NORTH SPRINGS RESOURCES CORP.
(Exact name of registrant as specified in charter.)

Nevada	67-0678790
(State of other jurisdiction or organization)	(I.R.S. Employer of incorporation Identification Number)

200 S. Virginia Resources Corp
8th Floor
Reno, NV 89501
(775) 3698-3078
(Address and telephone of executive offices, including zip code.)

NORTH SPRINGS RESOURCES
2012 STOCK INCENTIVE PLAN FOR ELMPLOYEES AND CONSULTANTS
and
MANAGEMENT AND CONSULTANT AGREEMENTS
(Full Title of Plan)

Copies of all communications, including all communications sent to the agent for service, should be sent to:

Parsons/Burnett/Bjordahl/Hume, LLP

1850 Skyline Tower

10900 NE 4th Street

Bellevue, WA 98004

(425) 451-8036

(425) 451-8568 (fax)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large Accelerated Filer

[  ]

Accelerated filer

[  ]

Non-accelerated filer

[  ] (do not check if a smaller reporting company)

Smaller reporting company

[X]

CALCULATION OF REGISTRATION FEE

Title of Securities To Be Registered	Amount To Be Registered (1)	Proposed Maximum Offering price Per Share (3)	Proposed Maximum Aggregate Offering Price	Amount o Registration Fee

Common Stock $0.001 Par Value	1,000,000(1)	$0.036	$36,000	$4.13

Common Stock $0.001 Par Value	5,000,000(2)	$0.036	$180,000	$20.63

Total	6,000,000		$216,000	$24.75

(1)

Represents 1,000,000 shares of Common Stock to be issued to employees and consultants as compensation for services rendered  pursuant to consulting agreements.

(2)

Represents an aggregate 5,000,000 shares that may be issued under, or shares issuable upon conversion options issuable under,  The North Springs Resources Corp. 2012 Employee Stock Incentive Plan,

(3)

Estimated solely for the purpose of determining the amount of the registration fee and based, in accordance with Rules 457(c) and 457(h) of the General Rules, upon the average of the high and low sale prices of the Common Stock as reported on May 17, 2012.

EXPLANATORY NOTE

This registration statement on Form S-8 is being filed by North Springs Resources Corp. (the “Company”) to register an aggregate of 6,000,000 shares of common stock under the Company’s 2012 Stock Incentive Plan for Employees and Consultants (the “Plan”) and various amounts of shares issued in consideration of services rendered pursuant to Consulting Agreements approved by the Board of Directors.

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.

  Plan Information

The documents containing the information specified in Item 1 will be sent or given to participants in the Plan as specified by Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").  Such documents are not being filed with the Securities and Exchange Commission either as part of this Registration Statement or as prospectuses or prospectus supplements pursuant to Rule 424 of the Securities Act.  Such documents and the documents incorporated by reference in the Registration Statement pursuant to Item 3 of Part II hereof, taken together, constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

This Prospectus is part of a Registration Statement which registers an aggregate 6,000,000 shares of $.001 par value, common stock of Company, of which 1,000,000 may be issued as set forth herein to the following named persons:

Name	Number of Shares
James. B. Parsons	1,000,000

The remaining 5,000,000 shares are issuable as either shares of stock or options to purchase shares of common stock of the Company.

On May 17, 2012, an Agreement was entered into with James B. Parsons (referred to as the “Advisor”) pursuant to a consulting agreement ( the “Consulting Agreement”) for legal services.   Company has been advised by Advisor that he may sell all or a portion of his shares of common stock from time to time through securities brokers/dealers only at current market prices and that no commissions or compensation will be paid in connection therewith in excess of customary brokers’ commissions. Advisor and the brokers and dealers through whom sales of the shares are made may be deemed to be "underwriters" within the meaning of the Securities Act of 1933, as amended, (the "Securities Act"), and any profits realized by him on the sale of the shares may be considered to be underwriting compensation.

No other person is authorized to give any information or make any representation not contained or incorporated by reference in this Prospectus, in connection with the offer contained in this Prospectus, and, if given or made, such other information or representation must not be relied upon as having been authorized by the Company.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any circumstances, create any implication that there has been no change in the affairs of the Company since the date hereof.

===============================================================

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION NOR HAS THE COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

===============================================================

This Prospectus does not constitute an offer to sell or the solicitation of any offer to buy any security other than the securities covered by this Prospectus, nor does it constitute an offer or solicitation by anyone in any jurisdiction in which such offer or solicitation is not authorized, or in which the person making such offer or solicitation is not qualified to do so, or to any person to whom it is unlawful to make such offer or solicitation.

Item 2.  Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in this Section 10(a) Prospectus), other documents required to be delivered by eligible employees, non-employee directors and consultants, pursuant to Rule 428(b) are available without charge by contacting:

Harry Lappa, CEO

North Springs Resources Corp.

200 S. Virginia, 8th Floor

Reno, NV 89501

(775) 398-3078

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference

The following documents filed with the Securities and Exchange Commission (the "Commission") by North Springs Resources Corp., a Nevada corporation (the "Company"), are incorporated herein by reference:

(a)

The Company's latest Annual Report on Form 10-K for the year ended April 30, 2011, as filed with the Securities and Exchange Commission on August 3, 2011;

(b)

The reports of the Company filed pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act") since the fiscal year ended April 30, 2011;

(c)

The description of the Company's common stock contained in its Form S-1 filed June 2, 2010, (File No. 333-167217), including any amendments or report filed for the purpose of updating such description.

All other documents filed by the Company after the date of this Registration Statement pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act, prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or de-registers all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of filing such documents.

We will furnish to each person to whom this Prospectus is delivered, upon written or oral request, a copy of any or all of the documents referred to by reference.  Requests should be addressed to: Harry Lappa, North Springs Resources Corp., 200 S. Virginia, 8th Floor, Reno, NV 89501.

The public may read and copy any materials we file with the Securities and Exchange Commission at the SEC’s Public Reference Room located at 100 F Street, NE, Washington, DC 20549.  The public may obtain information on the operation of the Public Reference Room by calling 1-(800)-SEC-0330.  The Commission maintains a World Wide Web site on the Internet at http://www.sec.gov that contains reports, proxy and information statements and other information regarding us and other registrants that file electronically with the Commission.

Item 4. Description of Securities:

Not Applicable

Item 5. Interests of Named Experts and Counsel:

None

Item 6. Indemnification for Directors and Officers:

Section 78.7502 of the Nevada Corporate Law provides, in part, that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys’ fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

Similar indemnity is authorized for such persons against expenses (including attorneys’ fees) actually and reasonably incurred in defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, we must indemnify him against the expenses which such offer or director actually or reasonably incurred. Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling the registrant pursuant to the foregoing provisions, the registrant has been informed that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is therefore unenforceable.

Item 7. Exemption from Registration Claimed:

Not Applicable

1tem 8. Exhibits:

The exhibits to this Registration Statement are listed in the index to Exhibits on Page 7.

Item 9. Undertakings:

(a)

The undersigned registrant hereby undertakes:

(1)

To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)

To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)

To reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information set forth in this Registration Statement;

(iii)

To include any additional or changed material information on the plan of distribution; provided, however, that paragraph 1(I) and 1(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed by the Company pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)

 To remove from registration by means of a post-effective amendment any of the securities being registered hereunder that remain unsold at the termination of the offering.

(b)

The undersigned company hereby undertakes that for purposes of determining any liability under the Securities Act of 1933, each filing of the company's annual report pursuant to Section 13(a) or Section 15(d) of the Securities and Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(c)

 Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Company pursuant to the above-described provisions or otherwise, the Company has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than payment by the Company of expenses incurred or paid by a director, officer or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

SIGNATURES

The Registrant.  Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-8 and has duly caused this Registration Statement thereto to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, State of Nevada, on the 17th day of May, 2012.

NORTH SPRINGS RESOURCES CORP. /s/ Harry Lappa
Harry Lappa
CEO, CFO, Secretary, Treasurer and Director
(Principal Executive Officer, Principal Financial Officer
and Principal Accounting Officer)
Dated: May 17, 2012

Pursuant to the requirements of the Securities Act of 1933, the registration statement has been signed by the following persons in the capacities and on the date(s) indicated.

Signature	Title	Date

/s/ Harry Lappa	CEO, CFO, Secretary, Treasurer, Director	May 17, 2012
Harry Lappa

The Plan.  Pursuant to the requirements of the Securities Act of 1933, the trustees (or other persons who administer the employee benefit plan) have duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized in the City of Reno, State of Nevada, on May 17, 2012.

NORTH SPRINGS RESOURCES CORP., 2012 STOCK INCENTIVE PLAN FOR EMPLOYEES AND CONSULTANTS

/s/ Harry Lappa

Harry Lappa, CEO, CFO, Director

INDEX TO EXHIBITS

Exhibit No.	Description
4.1	James B. Parsons Consulting Agreement
5.1	Opinion of Counsel, regarding the legality of the securities registered hereunder.
10.1	Compensation Plan for Employees and Consultants
23.1	Consent of Independent Auditors
23.2	Consent of Counsel (Included as part of Exhibit 5.1)